FOR IMMEDIATE RELEASE
Contact Information:

At the Company:	EAS & Associates:
Gregory S. Skinner	Liz Saghi
Vice President Finance and CFO	(415) 816-8868
(650) 261-3677

LANDEC CORPORATION REVISES GUIDANCE BASED ON PRODUCE INDUSTRY ADVERSELY IMPACTED BY COLD AND WET WEATHER

MENLO PARK, CA – December 13, 2010 -- Landec Corporation (Nasdaq: LNDC), a polymer science company that develops and markets patented polymer products for food, agricultural, medical device and licensed partner applications, today announced revised guidance for fiscal year 2011 revenue and net income growth as a result of cold and wet weather that has impacted, and continues to adversely impact, produce sourcing and sourcing costs for the produce industry and for Landec’s food subsidiary, Apio, Inc.’s value-added, fresh-cut vegetable business.  Landec now expects revenue growth of 12% to 15% and net income growth of 20% to 25% for fiscal year 2011 compared to fiscal year 2010.  The earnings per share for fiscal year 2011 are now expected to be in the range of $0.34 to $0.36 compared to prior guidance of $0.36 to $0.41.

“California has experienced a prolonged period of cold and wet weather during November and December of 2010 which has resulted in produce shortages in Apio’s value-added, fresh-cut vegetable business due to lower growing and production yields and poor produce quality that does not meet our stringent quality standards,” stated Gary Steele, Chairman and CEO of Landec.  “These shortages have occurred during two of the Company’s higher volume sales months and have resulted in Apio having to purchase certain key raw produce items on the open market at prices considerably above our contracted prices in order to meet obligations to our customers during their critical holiday season.”

“Cold weather slows down growing rates for some of our primary raw produce items, while wet weather can create disease.  The prolonged period of both cold and wet weather conditions in California, and other growing regions, has significantly impacted production yields throughout the industry,” stated Ron Midyett, CEO of Apio.  “We have not experienced weather conditions like this for such an extended period of time since December 2006.  The Apio team is doing everything it can to minimize the financial and operational impacts from these shortages, however, our commitment is first and foremost to servicing our customers by fulfilling their needs during this busy holiday season.”

“We currently estimate that for our fiscal year 2011 results approximately half of the negative impact from Apio’s sourcing issues will be offset by better than expected results from Landec’s other lines of business, particularly our hyaluronan-based biomaterials subsidiary, Lifecore Biomedical, Inc., which is currently forecasted to beat its budgeted revenue and operating income expectations by more than 10%,” stated Greg Skinner, CFO of Landec.  “The net income growth guidance continues to be based on growth compared to net income in fiscal year 2010 after excluding the $3.7 million in non-recurring charges in fiscal year 2010.  With revenue growth of 12% to 15% and net income growth of 20% to 25%, we still expect a good year overall.”

Landec is a materials science company, leveraging its capability in polymer science and bio-application development in order to commercialize new products within a variety of life science fields, including food, agricultural, personal care and medical device applications.  With its Intelimer® polymers, Landec is able to customize its proprietary polymer materials for each application through the manipulation of controlled release, temperature activation and biocompatibility properties.  Landec’s subsidiary, Apio, has leveraged Landec’s BreatheWay® membrane to become the leader in U.S. fresh-cut specialty vegetables.  Landec Ag offers a full solution of seed coatings and enhancements that work with the latest genetic technologies to drive continuous improvements in crop yield.  Landec has also commercialized dozens of personal care, industrial and adhesive products through its long-standing partner relationships. With its recent acquisition of Lifecore Biomedical, Landec is now a premium supplier of hyaluronan-based biomaterials to the ophthalmic, orthopedic and veterinary markets worldwide. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the integration of Lifecore’s operations into the Company, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 30, 2010 (See item 1A: Risk Factors).  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.